EXHIBIT 99.1
FirstCash Reports Record Second Quarter Operating Results;
Strong Performance Across All Segments Drives Over 30% Year-to-Date EPS Growth;
Increases Quarterly Cash Dividend 11%
____________________________________________________________

Fort Worth, Texas (July 24, 2025) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of more than 3,000 retail pawn stores and a leading provider of retail point-of-sale payment solutions, today announced operating results for the three and six month periods ended June 30, 2025. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.42 per share, an increase of 11% over the previous quarterly dividend, which will be paid in August 2025.

Mr. Rick Wessel, chief executive officer, stated, “FirstCash is pleased to report outstanding earnings results for the second quarter and year-to-date periods. Pawn demand remains extremely robust, with local currency same-store pawn receivables up 13% in both the U.S. and Latin America, driving strong earnings growth for both segments. AFF posted growth in originations for the second quarter and a segment earnings increase of 46% versus last year. Driven by strong cash flows, the Board of Directors increased the quarterly cash dividend by 11%, which further reflects the strength of our business and long-term earnings prospects.”

Additionally, the Company expects to complete its previously announced acquisition of H&T Group plc (“H&T”) by the end of the third quarter of 2025, subject to receipt of the required approvals by the Financial Conduct Authority of the United Kingdom (“FCA”) and satisfaction of the other remaining closing conditions. H&T is the largest pawnbroker in the U.K. with 285 locations and would represent FirstCash’s first operations in Europe.

This release contains adjusted financial measures, which exclude certain non-operating and/or non-cash income and expenses, that are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended June 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2025	2024	2025	2024
Revenue	$830,622	$831,012	$830,622	$831,012
Net income	$59,805	$49,073	$79,620	$61,898
Diluted earnings per share	$1.34	$1.08	$1.79	$1.37
EBITDA (non-GAAP measure)	$132,753	$117,651	$145,129	$121,882
Weighted-average diluted shares	44,552	45,289	44,552	45,289

	Six Months Ended June 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2025	2024	2025	2024
Revenue	$1,667,045	$1,667,382	$1,667,045	$1,667,382
Net income	$143,396	$110,441	$172,399	$132,087
Diluted earnings per share	$3.21	$2.44	$3.86	$2.91
EBITDA (non-GAAP measure)	$295,714	$250,238	$308,009	$253,474
Weighted-average diluted shares	44,670	45,338	44,670	45,338

Consolidated Operating Highlights
•Diluted earnings per share for the second quarter increased 24% over the prior-year quarter on a GAAP basis while adjusted diluted earnings per share increased 31% compared to the prior-year quarter.
•Year-to-date diluted earnings per share increased 32% over the prior-year period on a GAAP basis and adjusted diluted earnings per share increased 33% compared to the prior-year period.
•Net income for the second quarter increased 22% over the prior-year quarter on a GAAP basis while adjusted net income increased 29% compared to the prior-year quarter.
•Year-to-date net income increased 30% over the prior-year period on a GAAP basis and adjusted net income increased 31% compared to the prior-year period.
•Adjusted EBITDA for the second quarter increased 19% compared to the prior-year quarter. On a year-to-date basis, adjusted EBITDA increased 22% compared to the comparative prior-year period.
•For the trailing twelve month period ended June 30, 2025 the Company reported:
◦Revenues of $3.4 billion
◦Net income of $292 million on a GAAP basis and adjusted net income of $343 million
◦Adjusted EBITDA of $613 million
◦Operating cash flows of $555 million and adjusted free cash flows (a non-GAAP measure) of $267 million

Store Base and Platform Growth
•U.K. Pawn Acquisition Update
◦On July 2, 2025 the shareholders of H&T voted to approve the acquisition.
◦Pending approvals by the FCA and the satisfaction of other closing conditions, the Company expects the transaction to close by the end of the third quarter.
◦The total equity value for the H&T acquisition is approximately £291 million ($396 million USD using GBP/USD exchange rate of 1.36) which the Company intends to fund utilizing its revolving bank credit facility.
◦This combination of FirstCash and H&T will create the largest publicly traded pawn platform in the United States, Latin America and the United Kingdom with more than 3,300 total locations.
•Other Pawn Store Additions
◦A total of 13 pawn locations were added in the second quarter and 25 stores added year-to-date.
◦Three U.S. stores were acquired in Illinois, bringing the total to 39 locations in that market. Additionally, one new location in Texas was opened during the second quarter. Year-to-date through June 30, 2025, a total of six new locations were opened or acquired in the U.S.
◦There were nine new store openings in Latin America, all of which are located in Mexico. Year-to-date through June 30, 2025, a total of 19 new locations were opened in Latin America.
◦The Company purchased the underlying real estate of 14 U.S. stores during the quarter, bringing the total number of company owned locations to 421 at quarter end.
◦As of June 30, 2025, the Company had 3,027 locations, comprised of 1,194 U.S. locations and 1,833 locations in Latin America. Additionally, two U.S. stores were acquired in July 2025 in separate transactions.

•Retail POS Payment Solutions (AFF) Merchant Partnerships
◦At June 30, 2025, there were approximately 15,300 active retail and e-commerce merchant partner locations, representing a 19% increase in the number of active merchant locations compared to a year ago. Excluding furniture locations that closed in the prior year due to merchant partner bankruptcies, the number of active doors increased 29%.

U.S. Pawn Segment Operating Results
•Segment pre-tax operating income in the second quarter of 2025 was a record $98 million, an increase of $8 million, or 8%, compared to the prior-year quarter. The resulting segment pre-tax operating margin was 24% for the second quarter of 2025, which equaled the prior-year quarter.
•Year-to-date segment pre-tax operating income increased by $24 million, or 13%, compared to the prior-year period. The pre-tax operating margin was 25% for the year-to-date period, which equaled the prior-year period.
•Pawn receivables increased 12% in total at June 30, 2025 compared to the prior year, driven by an impressive 13% increase in same-store pawn receivables. On a two-year stacked basis, same-store pawn receivables were up 24%.
•Pawn loan fees increased 9% for the second quarter both in total and on a same-store basis.
•Retail merchandise sales increased 9% in the second quarter of 2025 compared to the prior-year quarter, while same-store retail sales increased 7% compared to the prior-year quarter.
•Retail sales margins increased to 43% for the second quarter compared to 42% in the prior-year quarter. Annualized inventory turnover was 2.8 times for the trailing twelve months ended June 30, 2025, which equaled the inventory turnover during the same prior-year period. Inventories aged greater than one year at June 30, 2025 remained low at 2% of total inventories.

Latin America Pawn Segment Operating Results
Note: Certain growth rates below are calculated on a constant or local currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the second quarter of 2025 was 19.5 pesos / dollar, an unfavorable change of 13% versus the comparable prior-year period, and for the six month period ended June 30, 2025 was 20.0 pesos / dollar, an unfavorable change of 17% versus the prior-year period.
•Despite the 13% decrease in the average Mexican peso exchange rate, second quarter segment pre-tax operating income increased 10% on a U.S. dollar basis and totaled a record $41 million compared to last year. On a local currency basis, segment earnings increased 22% over last year, with resulting segment pre-tax operating margins of 20% for both measures, compared to 18% in the prior year.
•Year-to-date segment pre-tax operating income totaled $72 million, a 5% increase on a U.S. dollar-basis compared to the prior-year period and an 18% increase on a local currency basis. The year-to-date pre-tax operating margin increased to 19% compared to 17% in the prior-year period.
•Pawn receivables at June 30, 2025 increased 11% on a U.S. dollar basis while increasing 14% on a constant currency basis compared to the prior year. On a same-store basis, pawn receivables increased 10% on a U.S. dollar basis and increased 13% on a constant currency basis compared to the prior year.
•While total and same-store pawn loan fees in the second quarter decreased 1% and 2% on a U.S. dollar-basis, respectively, they both increased 11% on a constant currency basis compared to the prior-year quarter.
•Retail merchandise sales in the second quarter of 2025 increased 1% on a U.S. dollar-basis compared to the prior-year quarter while increasing 14% on a constant currency basis. On a same-store basis, second quarter retail merchandise sales were flat on a U.S. dollar basis while increasing 13% on a constant currency basis compared to the prior-year quarter.

•Retail margins were 36% for the second quarter of 2025, which equaled the prior-year quarter. Annualized inventory turnover was 4.1 times for the trailing twelve months ended June 30, 2025 compared to 4.3 times in the prior-year period. Inventories aged greater than one year at June 30, 2025 remained extremely low at 1%.

American First Finance (AFF) - Retail POS Payment Solutions Segment Operating Results
•Second quarter segment pre-tax operating income totaled $38 million, an increase of 46% compared to the prior-year quarter. The growth in earnings was driven primarily by gross margin improvement and operating expense reductions. Year-to-date segment pre-tax operating income totaled $90 million, a 53% increase over the prior-year period which was $59 million.
•While gross revenues for the second quarter decreased 14%, primarily due to the American Freight Warehouse (“A-Freight”) and Conn’s Home Plus (“Conn’s”) bankruptcies in late 2024, net revenue increased 2%, driven by growth in revenue from other merchant partners and lower net credit provisioning expenses.
•Gross transaction volume of lease and loan originations during the second quarter increased 3%, compared to the second quarter of last year. Excluding 2024 originations from A-Freight and Conn’s, second quarter 2025 origination volume increased approximately 34%. For the year-to-date period, overall gross transaction volume decreased 2% over the same prior-year period and was up 29% excluding A-Freight and Conn’s.
•As a percentage of the total gross transaction volume, the combined lease and loan loss provision expense was 29% for the second quarter of 2025 compared to 31% in the second quarter of 2024. The decrease reflected lower than expected charge-offs on older portfolio vintages which resulted in net reserve releases. The combined allowance as a percentage of combined leased merchandise and finance receivables at June 30, 2025 was 43% compared to 45% a year ago.
•Operating expenses decreased 31% compared to the prior-year quarter, primarily due to the elimination of certain expenses associated with supporting the A-Freight and Conn’s relationships in the prior-year period along with continued realization of operating synergies, including greater efficiencies in technology and development infrastructure, coupled with other cost reduction initiatives.

Cash Flow and Liquidity
•Consolidated operating cash flows for the twelve month period ended June 30, 2025 grew 26% and totaled $555 million compared to $439 million in the same prior-year period, with significant contributions from each of the Company’s three business segments.
•Adjusted free cash flows increased 21% to $267 million in the twelve month period ended June 30, 2025 compared to $220 million in the same prior-year period.
•The operating cash flows helped fund significant growth in earning assets, continued investments in the pawn store platform and shareholder returns over the past twelve months with a nominal increase in net debt:
◦Pawn earning assets (pawn receivables and inventories) increased $99 million compared to last year.
◦A total of 15 pawn stores were acquired for a combined purchase price of $44 million.
◦42 new pawn stores were added with a combined investment of $16 million in fixed assets and working capital.
◦Real estate purchases totaled $93 million as the Company purchased the underlying real estate at 60 of its existing pawn stores, bringing the number of Company-owned properties to 421 locations.
◦Shareholder returns comprised of stock repurchases and cash dividends of $127 million.

•Net debt at June 30, 2025 was $1.6 billion, of which $1.5 billion is fixed rate debt with favorable interest rates ranging from 4.625% to 6.875% and maturity dates that do not begin until 2028 and continue into 2032. The outstanding balance under the Company’s $700 million revolving line of credit totaled $152 million at June 30, 2025.
•Based on trailing twelve month results, the Company’s net debt to adjusted EBITDA ratio improved to 2.6x at June 30, 2025.

Shareholder Returns
•The Board of Directors declared a $0.42 per share third quarter cash dividend, which will be paid on August 29, 2025 to stockholders of record as of August 15, 2025. This represents an 11% increase over the previous quarterly dividend.
•On an annualized basis, the dividend is now $1.68 per share, also representing an 11% increase over the previous annualized dividend of $1.52 per share. Any future dividends are subject to approval by the Company’s Board of Directors.
•Over the past twelve months, the Company has repurchased 525,000 shares of common stock at a total cost of $60 million and paid out $68 million in cash dividends, representing a payout ratio of approximately 44% of net income over the same period.
•The Company has $55 million available under the $200 million share repurchase program authorized in July 2023. Future share repurchases are subject to expected liquidity, acquisitions and other investment opportunities, debt covenant restrictions, market conditions and other relevant factors.
•The Company generated a 14% return on equity and a 7% return on assets for the twelve months ended June 30, 2025. Using adjusted net income for the twelve months ended June 30, 2025, the adjusted return on equity was 17% while the adjusted return on assets was 8%.

2025 Outlook
Driven by the strong first half results and continuing customer demand for pawn loans, the outlook for 2025 remains highly positive, with expected year-over-year growth in income driven by the continued growth in earning asset balances coupled with store additions. While the H&T acquisition is now anticipated to close by the end of the third quarter of 2025, the estimates provided below do not yet include revenue and contributions from H&T. Anticipated conditions and trends for the remainder of 2025 include the following:
Pawn Operations:
•Pawn operations are expected to remain the primary earnings driver in 2025 as the Company expects segment income from the combined U.S. and Latin America pawn segments to be over 80% of total segment level pre-tax income for the full year.
•The Company expects further growth in the pawn store base in 2025 through a combination of new store openings and potential small acquisitions.
U.S. Pawn
•Based on strong first half results and expected store additions, the outlook for anticipated revenue growth and margins has been increased for all metrics.
•Same-store pawn loans at June 30, 2025 were up 13% compared to a year ago, with July balances to date up similarly. Given these trends, the outlook for pawn fee growth is now expected to be in a range of 10% to 12% for the full year versus the prior expectation of 9% to 11% for the full year.
•Retail sales are expected to grow in a high single digit range in 2025 versus prior expectations of mid single digits. Retail sales margins are now targeted at the upper end of the 41% to 42% guidance range.

Latin America Pawn
•U.S. dollar-reported first half results for Latin America in 2025 were negatively impacted by the lower exchange rate for the Mexican peso during the first half of this year compared to last year. With the recent favorable movement in the peso and the better than expected growth in the underlying business, the Company is increasing its full year revenue outlook for the Latin America pawn segment.
•Same-store pawn receivables at June 30, 2025 were up 10% on a U.S. dollar basis and up 13% on a constant currency basis, with July balances to date up similarly. Full year pawn fee growth is now expected to increase in a range of 10% to 12% on a local currency basis and is now projected to be flat to up slightly on a U.S. dollar basis versus prior expectations of flat to down slightly on a U.S. dollar basis.
•Retail sales in Latin America are also expected to track similarly to pawn fees in 2025 with consistent retail margins.

Retail POS Payment Solutions (AFF) Operations:
•The forecast for full year origination volume for 2025 is expected to be relatively consistent with the 2024 volume. Excluding 2024 originations from Conn’s and A-Freight, origination volumes are expected to increase in a range of 20% to 25% over 2024, reflecting continued diversification outside the furniture vertical.
•The outlook for full year net revenues has improved, with the revised forecast for net revenues now expected to decline only 6% to 8% compared to last year versus the previously forecasted decline of 8% to 12%.
•Th net lease and loan charge-off rates for the second half of 2025 are expected to remain consistent with the charge-off rates in the second half of last year. Quarterly operating expenses for the balance of 2025 are expected to remain generally consistent with the second quarter run rate.

Tax Rates and Currency:
•The full year 2025 effective income tax rate under current tax codes in the U.S. and Latin America is expected to range from 24.5% to 25.5%.
•Each full point change in the exchange rate of the Mexican peso is projected to have an annual earnings impact of approximately $0.10 per share.

Additional Commentary and Analysis

Mr. Wessel further commented on FirstCash’s second quarter results and the outlook for the remainder of 2025, “Operating performance across all business segments continues to be incredibly strong, driving year-to-date earnings per share growth of 32% on a GAAP basis and a 33% increase on an adjusted basis. FirstCash also achieved another significant earnings milestone this quarter with adjusted EBITDA for the trailing twelve months exceeding $600 million for the first time in Company history.

“The U.S. pawn segment has now recorded eight consecutive quarters of double-digit growth in same-store receivables with continuing demand remaining strong thus far in July. At the same time, we remain disciplined in managing loan-to-value ratios as evidenced by the improved U.S. retail margins in the second quarter. The demand for value priced merchandise remains strong as well with same-store retail sales up 7% for the most recent quarter.

“In Latin America, we have seen tremendous growth in pawn receivables over the last three quarters, including a 13% increase in same-store pawn receivables in the second quarter. This trend continued to accelerate, with same-store pawn loan originations in Mexico up over 20% over the last thirty days. Our outlook for Latin America is further enhanced by the improved exchange rate for the Mexican peso since the last quarter, which has reduced the previously anticipated currency headwinds and improved our full year outlook for the region.

“Solid performance at AFF further bolstered second quarter and year-to-date operating results for our Retail POS Payment Solutions segment. AFF now has over 15,000 active doors, an increase of 19% over a year ago. Coupled with a 12% increase in same-door originations, AFF fully offset the impact of the loss of two significant merchant partners to bankruptcy last year and realized an overall total increase in originations in the second quarter. Growth continues to be particularly robust in verticals such as elective medical and automotive services. Driven by the solid revenue performance and significant expense savings, profitability for AFF has been especially strong in the first half of the year.

“Looking ahead, we continue to progress toward the closing of the H&T acquisition. H&T represents a highly complementary strategic fit as the U.K.’s largest pawnbroker, operating with a network of 285 stores, which will expand FirstCash’s geographic footprint into a new and attractive market further providing the Company with enhanced scale, operating efficiencies and long-term growth opportunities. We continue to believe in the financial and strategic rationale for expanding our international operations as part of our long-term growth strategy.

“Lastly, based on strong earnings results, robust operating cash flows and the strength of its balance sheet, FirstCash continues to make significant investments in new stores, acquisitions and shareholder returns. To that end, we are again pleased to announce an increased quarterly cash dividend to be paid in August which is expected to provide an annualized payout of $1.68 per share further augmenting shareholder returns” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores focused on serving cash and credit-constrained consumers. FirstCash’s more than 3,000 pawn stores in the U.S. and Latin America buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small non-recourse pawn loans secured by pledged personal property. FirstCash’s pawn segments in the U.S. and Latin America currently account for approximately 80% of annualized segment earnings, with the remainder provided by its wholly owned subsidiary, AFF, which provides lease-to-own and retail finance payment solutions for consumer goods and services.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.americanfirstfinance.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition, outlook and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”), including the Company’s outlook for 2025 and the Company’s previously announced H&T acquisition. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations, outlook and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors and risks may include, without limitation, risks related to the extensive regulatory environment in which the Company operates, including uncertainty involving the current regulatory environment under the current presidential administration; risks associated with the legal and regulatory proceedings that the Company is a party to or may become a party to in the future; risks related to the Company’s acquisitions, including the failure of the Company’s acquisitions to deliver the estimated value and benefits expected by the Company and the ability of the Company to continue to identify and consummate acquisitions on favorable terms, if at all; risks related to the H&T acquisition, in particular, the ability to obtain the necessary regulatory approvals for the H&T acquisition from the FCA and to satisfy the other closing conditions in the expected timeframe, if at all, and the ability to achieve the anticipated benefits from the H&T acquisition; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail, lease-to-own (“LTO”) and retail finance products; labor shortages and increased labor costs; a deterioration in the economic conditions in the United States and Latin America, including as a result of inflation, elevated interest rates and trade policy, which potentially could have an impact on discretionary consumer spending and demand for the Company’s products; currency fluctuations, primarily involving the Mexican peso; competition the Company faces from other retailers and providers of retail payment solutions; the ability of the Company to successfully execute on its business strategies; contraction in sales activity at merchant partners of the Company’s retail point-of-sale (“POS”) payment solutions business; impact of store closures, financial difficulties or even bankruptcies at the merchant partners of the Company’s retail POS payment solutions business; the ability of the Company’s retail POS payment solutions business to continue to grow its base of merchant partners, including those outside of the furniture vertical; and other risks discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue:
Retail merchandise sales	$385,125	$363,463	$756,181	$730,284
Pawn loan fees	190,822	181,046	382,693	360,581
Leased merchandise income	139,784	194,570	296,702	400,241
Interest and fees on finance receivables	76,075	56,799	149,488	114,186
Wholesale scrap jewelry sales	38,816	35,134	81,981	62,090
Total revenue	830,622	831,012	1,667,045	1,667,382

Cost of revenue:
Cost of retail merchandise sold	230,326	218,147	454,450	441,676
Depreciation of leased merchandise	78,272	110,157	167,091	230,441
Provision for lease losses	32,543	47,653	60,105	90,663
Provision for loan losses	41,761	31,116	78,121	61,534
Cost of wholesale scrap jewelry sold	34,904	28,542	70,259	51,831
Total cost of revenue	417,806	435,615	830,026	876,145

Net revenue	412,816	395,397	837,019	791,237

Expenses and other income:
Operating expenses	222,493	228,369	437,079	449,505
Administrative expenses	59,263	46,602	107,786	90,620
Depreciation and amortization	25,864	26,547	51,366	52,574
Interest expense	26,337	25,187	53,808	50,605
Interest income	(527)	(261)	(1,756)	(1,004)
(Gain) loss on foreign exchange	(1,271)	1,437	(1,285)	1,251
Merger and acquisition expenses	2,777	1,364	3,239	1,961
Other income, net	(3,199)	(26)	(5,514)	(2,338)
Total expenses and other income	331,737	329,219	644,723	643,174

Income before income taxes	81,079	66,178	192,296	148,063

Provision for income taxes	21,274	17,105	48,900	37,622

Net income	$59,805	$49,073	$143,396	$110,441

Certain amounts in the consolidated statement of income for the three and six months ended June 30, 2024 have been reclassified in order to conform to the 2025 presentation.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30,		December 31,
	2025	2024	2024
ASSETS
Cash and cash equivalents	$101,467	$113,693	$175,095
Accounts receivable, net	76,062	72,158	73,325
Pawn loans	550,718	491,731	517,867
Finance receivables, net	154,518	105,401	147,501
Inventories	355,733	315,424	334,580
Leased merchandise, net	100,689	142,935	128,437
Prepaid expenses and other current assets	35,667	31,923	26,943
Total current assets	1,374,854	1,273,265	1,403,748

Property and equipment, net	750,862	661,005	717,916
Operating lease right of use asset	342,859	324,651	324,646
Goodwill	1,826,184	1,794,957	1,787,172
Intangible assets, net	204,643	253,910	228,858
Other assets	9,805	9,606	9,934
Deferred tax assets, net	5,042	5,014	4,712
Total assets	$4,514,249	$4,322,408	$4,476,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$145,035	$141,314	$171,540
Customer deposits and prepayments	80,848	76,452	72,703
Lease liability, current	100,845	97,809	95,161
Total current liabilities	326,728	315,575	339,404

Revolving unsecured credit facilities	152,000	150,000	198,000
Senior unsecured notes	1,532,865	1,529,870	1,531,346
Deferred tax liabilities, net	125,290	129,060	128,574
Lease liability, non-current	237,198	219,454	225,498
Total liabilities	2,374,081	2,343,959	2,422,822

Stockholders’ equity:
Common stock	575	575	575
Additional paid-in capital	1,760,179	1,760,986	1,767,569
Retained earnings	1,520,677	1,296,721	1,411,083
Accumulated other comprehensive loss	(96,267)	(84,366)	(129,596)
Common stock held in treasury, at cost	(1,044,996)	(995,467)	(995,467)
Total stockholders’ equity	2,140,168	1,978,449	2,054,164
Total liabilities and stockholders’ equity	$4,514,249	$4,322,408	$4,476,986

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(UNAUDITED)

The Company organizes its operations into three reportable segments as follows:

•U.S. pawn
•Latin America pawn
•Retail POS payment solutions (AFF)

Corporate expenses and income, which include administrative expenses, corporate depreciation and amortization, interest expense, interest income, gain on foreign exchange, merger and acquisition expenses, and other income, net, are presented on a consolidated basis and are not allocated to the segments. Intersegment transactions related to AFF’s LTO payment solution product offered in U.S. pawn stores are eliminated from consolidated totals.

U.S. Pawn Operating Results and Margins (dollars in thousands)

	Three Months Ended
	June 30,
	2025	2024	Increase
Revenue:
Retail merchandise sales	$249,918	$230,093	9%
Pawn loan fees	130,948	120,332	9%
Wholesale scrap jewelry sales	28,740	26,311	9%
Total revenue	409,606	376,736	9%

Cost of revenue:
Cost of retail merchandise sold	143,149	132,449	8%
Cost of wholesale scrap jewelry sold	26,265	21,269	23%
Total cost of revenue	169,414	153,718	10%

Net revenue	240,192	223,018	8%

Segment expenses:
Operating expenses	133,815	125,192	7%
Depreciation and amortization	8,091	7,231	12%
Total segment expenses	141,906	132,423	7%

Segment pre-tax operating income	$98,286	$90,595	8%

Operating metrics:
Retail merchandise sales margin	43%	42%
Net revenue margin	59%	59%
Segment pre-tax operating margin	24%	24%

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

U.S. Pawn Operating Results and Margins (dollars in thousands)

	Six Months Ended
	June 30,
	2025	2024	Increase
Revenue:
Retail merchandise sales	$501,143	$467,083	7%
Pawn loan fees	268,896	243,306	11%
Wholesale scrap jewelry sales	62,232	44,037	41%
Total revenue	832,271	754,426	10%

Cost of revenue:
Cost of retail merchandise sold	288,907	272,363	6%
Cost of wholesale scrap jewelry sold	53,489	36,535	46%
Total cost of revenue	342,396	308,898	11%

Net revenue	489,875	445,528	10%

Segment expenses:
Operating expenses	262,766	244,087	8%
Depreciation and amortization	15,691	14,244	10%
Total segment expenses	278,457	258,331	8%

Segment pre-tax operating income	$211,418	$187,197	13%

Operating metrics:
Retail merchandise sales margin	42%	42%
Net revenue margin	59%	59%
Segment pre-tax operating margin	25%	25%

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

U.S. Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

	As of June 30,
	2025	2024	Increase
Earning assets:
Pawn loans	$400,143	$356,342	12%
Inventories	252,885	223,428	13%
	$653,028	$579,770	13%

Average outstanding pawn loan amount (in ones)	$286	$260	10%

Composition of pawn collateral:
General merchandise	28%	30%
Jewelry	72%	70%
	100%	100%

Composition of inventories:
General merchandise	39%	43%
Jewelry	61%	57%
	100%	100%

Percentage of inventory aged greater than one year	2%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	2.8 times

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. See the “Constant Currency Results” section below for additional discussion of constant currency operating results.

Latin America Pawn Operating Results and Margins (dollars in thousands)

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			June 30,	Increase /
	June 30,		Increase /	2025	(Decrease)
	2025	2024	(Decrease)	(Non-GAAP)	(Non-GAAP)
Revenue:
Retail merchandise sales	$135,956	$134,445	1%	$153,234	14%
Pawn loan fees	59,874	60,714	(1)%	67,497	11%
Wholesale scrap jewelry sales	10,076	8,823	14%	10,076	14%
Total revenue	205,906	203,982	1%	230,807	13%

Cost of revenue:
Cost of retail merchandise sold	87,579	86,276	2%	98,641	14%
Cost of wholesale scrap jewelry sold	8,639	7,273	19%	9,811	35%
Total cost of revenue	96,218	93,549	3%	108,452	16%

Net revenue	109,688	110,433	(1)%	122,355	11%

Segment expenses:
Operating expenses	64,414	67,902	(5)%	72,340	7%
Depreciation and amortization	4,294	5,418	(21)%	4,804	(11)%
Total segment expenses	68,708	73,320	(6)%	77,144	5%

Segment pre-tax operating income	$40,980	$37,113	10%	$45,211	22%

Operating metrics:
Retail merchandise sales margin	36%	36%		36%
Net revenue margin	53%	54%		53%
Segment pre-tax operating margin	20%	18%		20%

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

Latin America Pawn Operating Results and Margins (dollars in thousands)

				Constant Currency Basis
				Six Months
				Ended
	Six Months Ended			June 30,	Increase /
	June 30,		Increase /	2025	(Decrease)
	2025	2024	(Decrease)	(Non-GAAP)	(Non-GAAP)
Revenue:
Retail merchandise sales	$256,488	$265,294	(3)%	$296,887	12%
Pawn loan fees	113,797	117,275	(3)%	131,755	12%
Wholesale scrap jewelry sales	19,749	18,053	9%	19,749	9%
Total revenue	390,034	400,622	(3)%	448,391	12%

Cost of revenue:
Cost of retail merchandise sold	166,318	170,459	(2)%	192,333	13%
Cost of wholesale scrap jewelry sold	16,770	15,296	10%	19,491	27%
Total cost of revenue	183,088	185,755	(1)%	211,824	14%

Net revenue	206,946	214,867	(4)%	236,567	10%

Segment expenses:
Operating expenses	125,831	135,327	(7)%	144,841	7%
Depreciation and amortization	8,730	10,523	(17)%	10,008	(5)%
Total segment expenses	134,561	145,850	(8)%	154,849	6%

Segment pre-tax operating income	$72,385	$69,017	5%	$81,718	18%

Operating metrics:
Retail merchandise sales margin	35%	36%		35%
Net revenue margin	53%	54%		53%
Segment pre-tax operating margin	19%	17%		18%

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

Latin America Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

				Constant Currency Basis
				As of
				June 30,
	As of June 30,			2025	Increase
	2025	2024	Increase	(Non-GAAP)	(Non-GAAP)
Earning assets:
Pawn loans	$150,575	$135,389	11%	$154,466	14%
Inventories	102,848	91,996	12%	105,501	15%
	$253,423	$227,385	11%	$259,967	14%

Average outstanding pawn loan amount (in ones)	$96	$89	8%	$98	10%

Composition of pawn collateral:
General merchandise	57%	63%
Jewelry	43%	37%
	100%	100%

Composition of inventories:
General merchandise	59%	69%
Jewelry	41%	31%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	4.1 times	4.3 times

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Operating Results (dollars in thousands)

	Three Months Ended
	June 30,		Increase /
	2025	2024	(Decrease)
Revenue:
Leased merchandise income	$139,784	$194,570	(28)%
Interest and fees on finance receivables	76,075	56,799	34%
Total revenue	215,859	251,369	(14)%

Cost of revenue:
Depreciation of leased merchandise	78,529	110,567	(29)%
Provision for lease losses	32,667	47,824	(32)%
Provision for loan losses	41,761	31,116	34%
Total cost of revenue	152,957	189,507	(19)%

Net revenue	62,902	61,862	2%

Segment expenses:
Operating expenses	24,264	35,275	(31)%
Depreciation and amortization	699	678	3%
Total segment expenses	24,963	35,953	(31)%

Segment pre-tax operating income	$37,939	$25,909	46%

	Six Months Ended
	June 30,		Increase /
	2025	2024	(Decrease)
Revenue:
Leased merchandise income	$296,702	$400,241	(26)%
Interest and fees on finance receivables	149,488	114,186	31%
Total revenue	446,190	514,427	(13)%

Cost of revenue:
Depreciation of leased merchandise	167,672	231,341	(28)%
Provision for lease losses	60,271	91,004	(34)%
Provision for loan losses	78,121	61,534	27%
Total cost of revenue	306,064	383,879	(20)%

Net revenue	140,126	130,548	7%

Segment expenses:
Operating expenses	48,482	70,091	(31)%
Depreciation and amortization	1,404	1,399	—%
Total segment expenses	49,886	71,490	(30)%

Segment pre-tax operating income	$90,240	$59,058	53%

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Gross Transaction Volumes (dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,		Increase /	June 30,		Increase /
	2025	2024	(Decrease)	2025	2024	(Decrease)
Leased merchandise	$110,516	$146,778	(25)%	$204,822	$300,899	(32)%
Finance receivables	149,943	105,258	42%	291,205	207,422	40%
Total gross transaction volume	$260,459	$252,036	3%	$496,027	$508,321	(2)%

Retail POS Payment Solutions Earning Assets (dollars in thousands)

	As of June 30,		Increase /
	2025	2024	(Decrease)
Leased merchandise, net:
Leased merchandise, before allowance for lease losses	$170,824	$246,457	(31)%
Less allowance for lease losses	(69,972)	(103,301)	(32)%
Leased merchandise, net	$100,852	$143,156	(30)%

Finance receivables, net:
Finance receivables, before allowance for loan losses	$277,392	$205,362	35%
Less allowance for loan losses	(122,874)	(99,961)	23%
Finance receivables, net	$154,518	$105,401	47%

Portfolio Metrics

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Leased merchandise portfolio metrics:
Provision rate (1)	30%	33%	29%	30%
Average monthly net charge-off rate (2), (3)	6.2%	5.4%	6.2%	5.4%
Delinquency rate (4)	23.2%	23.0%	23.2%	23.0%

Finance receivables portfolio metrics:
Provision rate (1)	28%	30%	27%	30%
Average monthly net charge-off rate (2)	4.6%	4.5%	4.4%	4.7%
Delinquency rate (4)	20.6%	20.0%	20.6%	20.0%

(1)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(2)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses.

(3)The increase in leased merchandised net charge-off rate for 2025 is the expected result given reduced originations of new leases in 2025.

(4)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

FIRSTCASH HOLDINGS, INC.
PAWN STORE LOCATIONS AND MERCHANT PARTNER LOCATIONS

Pawn Operations

As of June 30, 2025, the Company operated 3,027 pawn store locations composed of 1,194 stores in 29 U.S. states and the District of Columbia, 1,731 stores in 32 states in Mexico, 72 stores in Guatemala, 18 stores in El Salvador and 12 stores in Colombia.

The following tables detail pawn store count activity for the three and six months ended June 30, 2025:

	Three Months Ended June 30, 2025
	U.S.	Latin America	Total
Total locations, beginning of period	1,197	1,826	3,023
New locations opened	1	9	10
Locations acquired	3	—	3
Consolidation of existing pawn locations (1)	(7)	(2)	(9)
Total locations, end of period	1,194	1,833	3,027

	Six Months Ended June 30, 2025
	U.S.	Latin America	Total
Total locations, beginning of period	1,200	1,826	3,026
New locations opened	2	19	21
Locations acquired	4	—	4
Consolidation of existing pawn locations (1)	(12)	(12)	(24)
Total locations, end of period	1,194	1,833	3,027

(1)Store consolidations were primarily acquired locations which have been combined with overlapping stores and for which the Company expects to maintain a significant portion of the acquired customer base in the consolidated location.

Retail POS Payment Solutions

As of June 30, 2025, AFF provided LTO and retail POS payment solutions for consumer goods and services through a network of approximately 15,300 active retail merchant partner locations. This compares to the active door count of approximately 12,800 locations at June 30, 2024.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted return on equity, adjusted return on assets and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP, and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

The Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses, amortization of acquired AFF intangible assets, the Consumer Financial Protection Bureau (“CFPB”) litigation settlement and certain other income and expenses. The Company does not consider these items to be related to the organic operations of the Company’s businesses or its continuing operations and are generally not relevant to assessing or estimating the long-term performance of the Company. In addition, excluding these items allows for more accurate comparisons of the financial results to prior periods. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and are not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following tables provide a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2025	2024	2025	2024	2025	2024
	In Thousands	In Thousands	In Thousands	In Thousands	In Thousands	In Thousands
Net income, as reported	$59,805	$49,073	$143,396	$110,441	$291,770	$237,174
Adjustments, net of tax:
Merger and acquisition expenses	2,134	1,047	2,488	1,504	2,690	7,380
AFF purchase accounting and other adjustments	9,258	9,572	18,516	19,145	37,660	51,497
CFPB litigation settlement	9,390	—	9,390	—	9,390	—
Other (income) expenses, net	(967)	2,206	(1,391)	997	1,482	(343)
Adjusted net income	$79,620	$61,898	$172,399	$132,087	$342,992	$295,708

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	Per Share	Per Share	Per Share	Per Share
Diluted earnings per share, as reported	$1.34	$1.08	$3.21	$2.44
Adjustments, net of tax:
Merger and acquisition expenses	0.05	0.03	0.06	0.03
AFF purchase accounting and other adjustments	0.21	0.21	0.41	0.42
CFPB litigation settlement	0.21	—	0.21	—
Other (income) expenses, net	(0.02)	0.05	(0.03)	0.02
Adjusted diluted earnings per share	$1.79	$1.37	$3.86	$2.91

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2025	2024	2025	2024	2025	2024
Net income	$59,805	$49,073	$143,396	$110,441	$291,770	$237,174
Income taxes	21,274	17,105	48,900	37,622	95,239	80,001
Depreciation and amortization	25,864	26,547	51,366	52,574	103,733	107,574
Interest expense	26,337	25,187	53,808	50,605	108,429	101,880
Interest income	(527)	(261)	(1,756)	(1,004)	(2,687)	(1,548)
EBITDA	132,753	117,651	295,714	250,238	596,484	525,081
Adjustments:
Merger and acquisition expenses	2,777	1,364	3,239	1,961	3,506	9,600
AFF purchase accounting and other adjustments (1)	—	—	—	—	—	13,968
CFPB litigation settlement	11,000	—	11,000	—	11,000	—
Other (income) expenses, net	(1,401)	2,867	(1,944)	1,275	1,982	(486)
Adjusted EBITDA	$145,129	$121,882	$308,009	$253,474	$612,972	$548,163

(1)For the twelve months ended June 30, 2024, amount represents other non-recurring costs included in administrative expenses related to a discontinued finance product.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2025	2024	2025	2024	2025	2024
Cash flow from operating activities	$116,854	$106,187	$243,494	$228,719	$554,733	$439,192
Cash flow from certain investing activities:
Pawn loans, net (1)	(50,032)	(46,036)	(30,592)	(20,887)	(81,704)	(56,053)
Finance receivables, net	(35,411)	(22,252)	(55,977)	(37,563)	(157,728)	(95,880)
Purchases of furniture, fixtures, equipment and improvements	(12,952)	(16,237)	(25,866)	(42,664)	(51,447)	(74,464)
Free cash flow	18,459	21,662	131,059	127,605	263,854	212,795
Merger and acquisition expenses paid, net of tax benefit	2,134	1,047	2,488	1,504	2,690	7,380
Adjusted free cash flow	$20,593	$22,709	$133,547	$129,109	$266,544	$220,175

(1)Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Return on Equity and Adjusted Return on Assets

Management believes the presentation of adjusted return on equity and adjusted return on assets provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance.

Annualized adjusted return on equity and adjusted return on assets is calculated as follows (dollars in thousands):

Trailing Twelve
Months Ended
June 30, 2025
Adjusted net income (1)	$342,992

Average stockholders’ equity (average of five most recent quarter-end balances)	$2,046,067
Adjusted return on equity (trailing twelve months adjusted net income divided by average equity)	17%

Average total assets (average of five most recent quarter-end balances)	$4,426,553
Adjusted return on assets (trailing twelve months adjusted net income divided by average total assets)	8%

(1)See detail of adjustments to net income in the “Adjusted Net Income and Adjusted Diluted Earnings Per Share” section above.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar, however, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are transacted in local currencies in Mexico, Guatemala and Colombia. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. See the Latin America pawn segment tables elsewhere in this release for additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Exchange Rates for the Mexican Peso, Guatemalan Quetzal and Colombian Peso

	June 30,		Favorable /
	2025	2024	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	18.9	18.4	(3)%
Three months ended	19.5	17.2	(13)%
Six months ended	20.0	17.1	(17)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.7	7.8	1%
Three months ended	7.7	7.8	1%
Six months ended	7.7	7.8	1%

Colombian peso / U.S. dollar exchange rate:
End-of-period	4,070	4,148	2%
Three months ended	4,199	3,927	(7)%
Six months ended	4,195	3,921	(7)%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com